EXHIBIT 99.1

For Immediate Release

Contact:                         Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2016

Greenwich, Connecticut, March 10, 2016 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the first quarter ended January 31, 2016.

Funds from operations ("FFO") for the first quarter of fiscal 2016 was $8,676,000 or $0.26 per diluted Class A Common share and $0.23 per diluted Common share compared with $8,080,000 or $0.24 per diluted Class A Common share and $0.21 per diluted Common share in last year's first quarter. The FFO amounts above include significant non-recurring items in the first quarter of fiscal 2015.  In an effort to assist investors in analyzing changes to FFO, we have included a second FFO reconciliation table at the end of this report which explains the effect of these non-recurring items on the company's FFO per diluted share in fiscal 2015.  After removing these non-recurring items from both the first quarter of fiscal 2016 and 2015, the company's adjusted FFO for the first quarter of fiscal 2016 was $8,756,000 or $0.26 per diluted Class A Common share and $0.23 per diluted Common share compared with $10,116,000 or $0.30 per diluted Class A Common share and $0.26 per diluted Common share in last year's first quarter.  In addition, there were two specific transactions that negatively affected our operating results in the first quarter of fiscal 2016 when compared with the same period a year ago.  These included the bankruptcy of one of our largest tenants, The Great Atlantic and Pacific Tea Company, Inc. ("A&P"), and the vacating of tenants in our White Plains property, both of which are more fully discussed below.

Net income applicable to Class A Common and Common stockholders for the first quarter of fiscal 2016 was $2,877,000 or $0.08 per diluted Class A Common share and $0.08 per diluted Common share compared to $2,117,000 or $0.06 per diluted Class A Common share and $0.06 per diluted Common share in last year's first quarter.

The per share amounts for both FFO and net income for the three months ended January 31, 2016 and 2015 include one-time property acquisition costs of $80,000 and $1.8 million, respectively.  The first quarter fiscal 2015 acquisition costs of $1.8 million were incurred when the company purchased four retail properties in New Jersey in December 2014 (fiscal 2015) for $124.6 million.

In addition, the per share amounts for both FFO and net income in fiscal 2015 were reduced by $268,000 in preferred stock dividends as a result of issuing the Series G preferred stock a month before the redemption of our Series D preferred stock could take place.

At January 31, 2016, the company's consolidated properties were 92.45% leased (versus 95.79% at the end of fiscal 2015) and 92.09% occupied (versus 94.97% at the end of fiscal 2015).  The drop in the Company's leased rate in the first quarter was predominantly related to the A&P bankruptcy.  During the first quarter of fiscal 2016, three of nine spaces that A&P occupied became vacant.  Those spaces totaled 130,000 square feet or about 3.3% of the square footage of the company's consolidated properties.  Six of the company's nine A&P leases have been assumed by new operators.  Of the three A&P spaces the company got back, two have been re-leased. The company leased both the Bloomfield, NJ former A&P and the Wayne, NJ former A&P spaces to local grocery store operators subsequent to January 31, 2016. The space at Wayne was leased for 20 years at an initial base rental rate $2 per square foot more than the former A&P lease and Bloomfield was leased for 20 years at an initial base rental rate $8.50 per square foot more than the former A&P lease.  Both leases are net leases and the tenants pay additional rent for their share of CAM and real estate taxes.

Both the percentage of property leased and the percentage of property occupied exclude the company's unconsolidated joint ventures and the company's White Plains property.  In November, 2014, the company obtained a zoning change from the City of White Plains to convert this property to a higher and better use.  On this basis, the company is maintaining vacancies to make potential redevelopment possible.  At January 31, 2016, the company had equity interests in seven unconsolidated joint ventures (749,000 square feet), which were 98.3% leased (98.1% at October 31, 2015).

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of UBP, said "We are happy to report that one of  our company's major focuses over the last year, the bankruptcy of one of our largest tenants, A&P, is drawing to a close and the overall impact on our company should end up being a positive one.  We had nine A&P leases in our portfolio and as of today eight have been purchased or re-leased.   Five leases were purchased by ACME supermarkets and one lease was purchased by a Key Food operator.  Five of these six stores are open for business and one is currently being renovated and is expected to reopen in April.  We were able to negotiate an immediate annual rent increase of $187,000 at one of the locations in exchange for the granting of addition options to extend the lease.    Of the three remaining A&P leases, we purchased two leases from A&P  as we believed those leases were under market and we wanted to gain control of the spaces with all fixtures intact so we could re-lease them to new supermarket operators.  In February, we signed a lease for the first space located in Bloomfield, NJ at an initial annual rent increase of approximately $300,000 above what A&P had been paying.   In March, we signed a lease for the second space located in Wayne, NJ for an initial annual rent increase of approximately $72,000 above what A&P had been paying.   Overall, these two leases will provide the company with approximately $372,000 of additional base rent when compared with the former A&P leases.  The sole remaining A&P contains 63,000 square feet in our Pompton Lakes, New Jersey property which lease was rejected in bankruptcy on December 31, 2015. We are in the process of marketing this space to national and local operators.  In summary, we expect that the outcome of the A&P bankruptcy will be net positive for the company going forward, not only due to the financial strength of the new operators, but in addition we anticipate the strength of these new operators will make these eight shopping centers  more vibrant."

Mr. Biddle continued….."Even though our consolidated lease percentage dropped in the first quarter when compared with the end of last year we continue to have strong leasing momentum.  Most of this drop was related to the three A&P stores we got back, two of which already have been re-leased.  In addition, we have new leases signed for approximately 85,000 square feet of vacant space in our portfolio, for which we have not started  to accrue rent, and prospects for several other vacancies; these leases should directly increase our FFO in the latter part of fiscal 2016.  I am also happy to report that another large focus of our company over the last few years, completing the steps necessary to ready for sale our Westchester Pavilion shopping center in White Plains, New York, are almost done and we hope to finalize this sale later in fiscal 2016.  Once completed, we plan on reinvesting the proceeds of the Pavilion sale into grocery anchored shopping centers in our core marketplace which should further improve our operating results."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 73 properties containing approximately 4.9 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 184 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 22 consecutive years.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  The company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The company defines FFO as net income computed in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with U.S. GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.  The company also has presented an alternative table of reconciliation between Net Income Available to Common and Class A Common Stockholders to FFO, removing the effects of excess preferred stock dividends and property acquisition costs from both fiscal 2015 and fiscal 2016 operating results.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter 2016 results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2016	2015
	(Unaudited)	(Unaudited)
Revenues
Base rents	$20,072	$21,011
Recoveries from tenants	6,372	7,146
Lease termination income	42	44
Other income	965	305
Total Revenues	27,451	28,506

Operating Expenses
Property operating	4,767	5,086
Property taxes	4,623	4,462
Depreciation and amortization	5,688	5,526
General and administrative	2,462	2,268
Provision for tenant credit losses	239	343
Acquisition costs	80	1,768
Directors' fees and expenses	83	114
Total Operating Expenses	17,942	19,567

Operating Income	9,509	8,939

Non-Operating Income (Expense):
Interest expense	(3,271)	(3,264)
Equity in net income from unconsolidated joint ventures	383	474
Interest, dividends and other investment income	51	15

Net Income	6,672	6,164

Noncontrolling interests:
Net income attributable to noncontrolling interests	(225)	(153)
Net income attributable to Urstadt Biddle Properties Inc.	6,447	6,011
Preferred stock dividends	(3,570)	(3,894)

Net Income Applicable to Common and Class A Common Stockholders	$2,877	$2,117

Diluted Earnings Per Share:
Per Common Share:	$0.08	$0.06
Per Class A Common Share:	$0.08	$0.06

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	8,736	8,604
Class A Common and Class A Common Equivalent	26,174	26,232

The following information summarizes the Company's results of operations for three month period ended January 31, 2016 and 2015 (amounts in thousands):

	Three Months Ended
	January 31,				Change Attributable to:
Revenues	2016	2015	Increase (decrease)	% Change	Property Acquisitions/Sales		Properties Held In Both Periods (Note 1)
Base rents	$20,072	$21,011	$(939)	-4.5%	$209		$(1,148)
Recoveries from tenants	6,372	7,146	(774)	-10.8%	107		(881)
Other income	965	305	660	216.4%	26		634

Operating Expenses
Property operating expenses	4,767	5,086	(319)	-6.3%	(36)		(283)
Property taxes	4,623	4,462	161	3.6%	74		87
Depreciation and amortization	5,688	5,526	162	2.9%	(101)		263
General and administrative expenses	2,462	2,268	194	8.6%	n/	a	n/	a

Other Income/Expenses
Interest expense	3,271	3,264	7	0.2%	282		(275)
Interest, dividends and other investment income	51	15	36	240.0%	n/	a	n/	a

Note 1 – Properties held in both periods include only properties owned for the three month periods of 2016 and 2015.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues:
Base rents decreased by 4.5% to $20.1 million for the three month period ended January 31, 2016 as compared with $21.0 million in the comparable period of 2015. The change in base rentals and the changes in other income statement line items were attributable to:

Property Acquisitions/Sales:

In fiscal 2015, the Company purchased equity interests in six properties totaling approximately 409,000 square feet of GLA and sold two properties totaling approximately 298,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three month period ended January 31, 2016 when compared with the three month period ended January 31, 2015.

Properties Held in Both Periods:

Revenues
Base rents decreased during the three month period ended January 31, 2016 by $1.1 million when compared with the corresponding prior period primarily as a result of a reduction of income related to the amortization of above/below market rents in the amount of $372,000.  A $555,000 reduction in base rent billed at the company's White Plains Property, which had two large tenants vacate at the end of the first quarter of 2015 when their leases expired, also contributed to the decrease.  The White Plains property currently is being re-developed and is under contract to be sold.  The Company is maintaining vacancies at this property to facilitate the sale.  In addition, base rents decreased as a result of the vacancy of two A&P supermarkets (see Liquidity and Capital Resource section in this Item 2) which reduced base rental income by $151,000.  In the first three months of fiscal 2016, the Company leased or renewed 90,000 square feet (or approximately 2.29% of total consolidated property leasable area).  At January 31, 2016, the Company's consolidated properties were 92.45% leased, a decrease of 3.34% from the end of fiscal 2015. Overall property occupancy decreased to 92.09% at January 31, 2016, from 94.97% at the end of fiscal 2015.

In the three month period ended January 31, 2016, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) for properties owned in both periods  decreased by $881,000. This decrease was a result of a decrease in the percentage of the portfolio that is leased, which causes the Company to bill and collect a lower percentage of operating costs from its tenants.  This net decrease was accentuated by lower operating costs at these properties which reduced the amount of revenue billed to tenants for operating costs.  This operating expense decrease was predominantly the result of a decrease in snow removal costs.

Expenses
Property operating expenses for properties owned in both periods decreased by $283,000 in the three month period ended January 31, 2016 when compared with the corresponding prior period as a result of a decrease in expenses relating to snow removal.

Real estate taxes for properties owned in the three month period ended January 31, 2016 were relatively unchanged when compared with the corresponding prior period.

Interest expense for properties owned in both periods decreased by $275,000 in the three month period ended January 31, 2016 when compared with the corresponding prior period as a result of the Company repaying a mortgage on the company's Veteran's Plaza property after the first quarter of last year.

Depreciation and amortization expense from properties held in the three months ended January 31, 2016, when compared to the corresponding prior period, increased by $263,000 as a result of increased depreciation related to an increase in capital improvements and tenant related build-out costs at some of the Company's properties.

General and administrative expense increased in the three months ended January 31, 2016 when compared to the corresponding prior period predominantly as a result of increased compensation expense for increased staffing at the Company over the last three quarters of fiscal 2015 and the first quarter of fiscal 2016 and increased bonus for the company's employees in fiscal 2016 when compared with fiscal 2015.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter Ended 2016 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Three Months Ended January 31,
	2016	2015
Net Income Applicable to Common and Class A Common Stockholders	$2,877	$2,117

Real property depreciation	4,769	4,559
Amortization of tenant improvements and allowances	777	848
Amortization of deferred leasing costs	120	102
Depreciation and amortization on unconsolidated joint ventures	473	348
(Gain)/Loss on sale of asset	(340)	106
Funds from Operations Applicable to Common and Class A Common Stockholders	$8,676	$8,080

Funds from Operations (Diluted) Per Share:
Class A Common	$.26	$.24
Common	$.23	$.21

The following table reconciles the company's net income available to Common and Class A Common Stockholders to Funds From Operations for the three months ended January 31, 2016 and 2015 after removing excess preferred stock dividends, and property acquisition costs. (See Note 1).

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Recurring Funds From Operations:	Three Months Ended January 31,
	2016	2015
Net Income Applicable to Common and Class A Common Stockholders	$2,877	$2,117
Add: Excess preferred stock dividends (Note 1)	-	268
Add: Property Acquisition Costs	80	1,768
Net Income Applicable to Common and Class A Common Stockholders	$2,957	4,153

Real property depreciation	4,769	4,559
Amortization of tenant improvements and allowances	777	848
Amortization of deferred leasing costs	120	102
Depreciation and amortization on unconsolidated joint ventures	473	348
(Gain) on sale of property	(340)	106
Funds from Operations Applicable to Common and Class A Common Stockholders	$8,756	$10,116

Funds from Operations (Diluted) Per Share:
Class A Common	$.26	$.30
Common	$.23	$.26

Note 1 – The Company sold preferred stock in October and November 2014 for the principal purpose of redeeming its Series D preferred stock.  The Company redeemed the Series D on November 21, 2014.  The Company incurred excess preferred stock dividends of $268,000 in the first quarter of fiscal 2015 as a result of having the new series of preferred stock outstanding prior to being able to redeem the series D preferred stock.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2016	2015
	(Unaudited)
Assets
Cash and Cash Equivalents	$3,173	$6,623

Real Estate investments before accumulated depreciation	$945,665	$941,690

Investments in and advances to unconsolidated joint ventures	$38,974	$39,305

Total Assets	$862,783	$861,075

Liabilities
Revolving credit lines	$29,750	$22,750

Mortgage notes payable and other loans	$259,000	$260,457

Total Liabilities	$311,523	$304,342

Redeemable Noncontrolling Interests	$16,881	$15,955

Preferred Stock	$204,375	$204,375

Total Stockholders' Equity	$534,379	$540,778